Exhibit 23.1

KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of Heartland Financial USA, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Des Moines, Iowa
May 22, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.